Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-128689
£400,000,000

7-Year Fixed Rate Senior Notes
Final Terms and Conditions:

Issuer:	Residential Capital Corporation
Aggregate Principal Amount:	£400,000,000
Security Type:	Fixed Rate
Coupon:	6.375%
Maturity:	May 17, 2013
Public Offering Price:	99.341%
Gross Spread:	0.625%
Management / Underwriting Fee:	0.375%
Sales Concession:	0.25%
Price to Issuer:	98.716%
Net Proceeds to Issuer:	£394,864,000
Coupon Date:	May 17th, Annually
First Coupon:	May 17, 2007
Settlement:	May 17, 2006
Trade Date:	May 11, 2006
Make Whole Call:	Yield on Benchmark Gilt + 33 bps
Benchmark Gilt:	5.00% due September 2014
Ratings:	Baa3, BBB-, BBB-, BBB (Moody’s, S&P, Fitch, DBRS)
ISIN:	XS0254759920
Common Code:	025475992
Global Coordinator and Joint Bookrunning Manager:	Deutsche Bank AG, London Branch
Joint Bookrunning Managers:	Barclays Bank PLC, The Royal Bank of Scotland plc
Co-Managers:	BNP Paribas, Société Générale, HSBC Bank plc, Bank of Montreal, London Branch
Principal Amount of Notes Purchased:
Deutsche Bank AG, London Branch	£106,666,668
Barclays Bank PLC	£106,666,666
The Royal Bank of Scotland plc	£106,666,666
BNP Paribas	£20,000,000
Société Générale	£20,000,000
HSBC Bank plc	£20,000,000
Bank of Montreal, London Branch	£20,000,000
Notes:
A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

In connection with this issue of notes, the underwriters (or any person acting on their behalf) may over-allot or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail for a limited period after the issue date. However, there may be no obligation for the underwriters (or any person acting on their behalf) to do this. Such stabilizing, if commenced, may be discontinued at any time, and must be brought to an end after a limited period.
The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611.
ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

€750,000,000

6-Year Fixed Rate Senior Notes
Final Terms and Conditions:

Issuer:	Residential Capital Corporation
Aggregate Principal Amount:	€750,000,000
Security Type:	Fixed Rate
Coupon:	5.125%
Maturity:	May 17, 2012
Public Offering Price:	99.486%
Gross Spread:	0.6125%
Management / Underwriting Fee:	0.3675%
Sales Concession:	0.245%
Price to Issuer:	98.8735%
Net Proceeds to Issuer:	€741,551,250
Coupon Date:	May 17th, Annually
First Coupon:	May 17, 2007
Settlement:	May 17, 2006
Trade Date:	May 11, 2006
Make Whole Call:	Yield on Reference Government Issue + 27 bps
Ratings:	Baa3, BBB-, BBB-, BBB (Moody’s, S&P, Fitch, DBRS)
ISIN:	XS0254758872
Common Code:	025475887
Global Coordinator and Joint Bookrunning Manager:	Deutsche Bank AG, London Branch
Joint Bookrunning Managers:	BNP Paribas, Société Générale
Co-Managers:	Barclays Bank PLC, The Royal Bank of Scotland plc, Lehman Brothers International (Europe), Citigroup Global Markets Limited
Principal Amount of Notes Purchased:
Deutsche Bank AG, London Branch	€200,000,000
BNP Paribas	€200,000,000
Société Générale	€200,000,000
Barclays Bank PLC	€37,500,000
The Royal Bank of Scotland plc	€37,500,000
Lehman Brothers International (Europe)	€37,500,000
Citigroup Global Markets Limited	€37,500,000
Notes:
A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
In connection with this issue of notes, the underwriters (or any person acting on their behalf) may over-allot or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail for a limited period after the issue date. However, there may be no obligation for the underwriters (or any person acting on their behalf) to do this. Such stabilizing, if commenced, may be discontinued at any time, and must be brought to an end after a limited period.
The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611.
ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.